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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 Date of Report
                                December 19, 1997


                         CRI HOTEL INCOME PARTNERS, L.P.
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               (Exact name of registrant as specified in charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


       33-11096                                        52-1500621
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(Commission File Number)                     (IRS Employer Identification No.)


11200 Rockville Pike, Rockville, MD                       20852
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(Address of principal executive offices)               (Zip Code)


                                 (301) 468-9200
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              (Registrant's telephone number, including area code)

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ITEM 5.   OTHER EVENTS
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New Financing
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     We are pleased to report that CRI Hotel Income Partners, L.P. (CHIPS)
successfully completed the refinancing of four hotels on December 19, 1997.

     As you know, four of the hotels, those located in Clearwater, Florida, and Minneapolis, Plymouth and Roseville, Minnesota, were financed with zero coupon purchase money notes. Those notes, which accrued interest at 9% per annum, had maturity dates of 3/31/98, 10/31/97, 12/28/97 and 2/28/98 respectively. CHIPS' interest in its fifth hotel, located in Scottsdale, Arizona, is held as a leasehold interest and is not subject to the lien of a mortgage loan.

     CRICO Hotel Associates I, L.P., the General Partner of CHIPS, extensively reviewed and solicited offers for both sale and refinancing opportunities for the hotels. The solicitation, however, did not result in a purchase offer which would provide an adequate return to the Beneficial Assignee Certificate (BAC)
holders.   As a result, the General Partner chose to refinance the loans on the
four hotels.   Proceeds of a refinancing would provide enough cash to pay off the maturing zero coupon purchase money notes and to make capital improvements, which may enhance the potential for a higher sale price in the future.

     The new loan, in the principal amount of approximately $8.9 million, bears interest at the rate of 7.72% per annum and matures December 2007. The new loan proceeds were used to pay off the existing purchase money notes of approximately $7,874,000, establish a capital improvements and repairs reserve of approximately $850,000 ($286,725 of repairs and improvements are being required by the new lender) and pay transaction costs of approximately $176,000.

     The immediate effect of the refinancing on BAC holders will be a reduction of the cash available for distribution. The reduction will affect the fourth
quarter 1997 distribution, which will be paid on February 27, 1998.   The
General Partner is hopeful that the capital improvements being made to the hotels will improve their competitiveness with other hotels in their respective local markets. Improved marketability may result in higher occupancy and higher room rates, although there can be no assurance that this will occur. If better operating results are attained, distributions may begin to increase.
























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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.

                              CRI HOTEL INCOME PARTNERS, L.P.


                              By:  CRICO Hotel Associates I, L.P.
                                   General Partner

                              By:  CRI, Inc.
                                   General Partner



January 5, 1998                    /s/ Susan R. Campbell
------------------            By:  ---------------------------------
Date                               Susan R. Campbell
                                   Executive Vice President/Chief
                                     Operating Officer









































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